Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment No. 165 and Amendment No. 166 to the Registration Statement (Form N-1A, No. 002-97596 and No. 811-04297) of VanEck Funds and to the incorporation by reference of our reports dated February 26, 2021 on CM Commodity Index Fund, Emerging Markets Bond Fund, Emerging Markets Fund, Global Resources Fund (formerly, Global Hard Assets Fund), International Investors Gold Fund, VanEck Morningstar Wide Moat Fund and VanEck NDR Managed Allocation Fund and (seven of the funds constituting VanEck Funds) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2020.

/s/ Ernst & Young

New York, New York
April 28, 2021